 U.S. DEPARTMENT OF JUSTICE
DRUG ENFORCEMENT ADMINISTRATION

MEMORANDUM OF AGREEMENT

This Memorandum of Agreement ("Agreement") is entered into by and between the United States Department of Justice, Drug Enforcement Administration (hereinafter "DEA") and PHARMERICA CORPORATION (hereinafter "PMC"), each a "Party" and collectively hereinafter the "Parties".

I. APPLICABILITY

This Agreement shall be applicable to PHARMERICA CORPORATION and any PHARMERICA retail pharmacies, current or future, within the United States, registered with DEA to dispense, distribute, or otherwise handle controlled substances or List I chemicals. Unless specifically stated herein, nothing contained in this Agreement will lessen, supplant or expand PMC's legal obligations under any statute, regulation, or law.

II. BACKGROUND

Based on investigations conducted by the DEA at eleven PHARMERICA retail pharmacies, under DEA Registration Numbers BV5369740, BP5312121, BP6553677, BP9444136, BP5703788, BP5723449, FK0624571, FP0954568, BG5758113, FP0640537 and BP5704324, the United States of America, acting through the United States Attorney's Offices for the Eastern District of Wisconsin, the Eastern and Western Districts of Virginia, and the District of Rhode Island, contends that it had certain civil penalty claims against PMC.

PharMerica acknowledges that its pharmacies, to include PharMerica Pharmacies specified in the above paragraph, on some occasions during the Covered Conduct period, dispensed controlled substances in a manner not consistent with its obligations under the CSA and the CSA's implementing regulations.

To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above referenced claims, PMC, DEA, and the U.S. Attorney's Office for the Eastern District of Virginia and the Western District of Virginia, entered into Settlement Agreements on January 8, 2014 and April 15, 2014, respectively.

Contemporaneous to this Agreement, PMC, DEA, and the U.S. Attorney's Offices for the Eastern District of Wisconsin and the District of Rhode Island are also entering into a Settlement Agreement.

III. TERMS AND CONDITIONS

A.            Intention of Parties to Effect Settlement

Based on PMC's acceptance of responsibility as stated in the Settlement Agreements, PMC agreed to enter into a compliance agreement, also referred to as "Memorandum of Agreement", as required by the DEA.

B.            Covered Conduct

For purposes of this Agreement, "Covered Conduct" shall mean the following conduct, whether it occurred at any of the PMC pharmacy locations listed above or at any other PMC Pharmacy locations throughout the United States.

(1)            PMC dispensed Schedule II controlled substances and failed to obtain valid prescriptions written by a practitioner, as required per 21 U.S.C. § 829(a), such violations included:

(a)	PMC initiated partially or fully pre-populated templates/forms, transmitted via facsimile, for a practitioner to sign. Under these circumstances, the practitioner had yet made the determination, in the usual course of practice, that there was a legitimate medical purpose for the prescription. PMC's practice failed to meet the requirements of 21 U.S.C. § 829 (a) and 21 C.F.R. § 1306.04(a);

(b)            PMC dispensed Schedule II controlled substances and failed to obtain a written prescription prior to the dispensation took place in that a signed prescription was obtained after the fact, as required per 21 U.S.C. § 829(a) and 21 C.F.R. § 1306.11(a);

(c)            PMC dispensed Schedule II controlled substances pursuant to orders from long term care facilities that failed to include required elements, such as the patient's address, quantity prescribed, dosage form, practitioner's name, practitioner's address, practitioner's signature, and DEA registration number, in violation of 21 U.S.C. § 829 (a) and 21 C.F.R. § 1306.05(a);

(2)            PMC dispensed Schedule II controlled substances "refills" to patients without obtaining a new prescription.  The refilling of a Schedule II controlled substance is prohibited.  PMC failed to meet the requirements of 21 U.S.C. § 829 (a) and 21 C.F.R. § 1306.12(a).

(3)            PMC dispensed partially filled Schedule II controlled substances and failed to record on the prescription whether the patient was "terminally ill" or a "LTCF patient", as required per 21 U.S.C. § 829 (a) and   21 C.F.R. § 1306.13(b).  In addition, for each partial filling, PMC failed to record on the back of the prescription (or on another appropriate record, uniformly maintained, and readily retrievable) the date of the partial filling, quantity dispensed, remaining quantity authorized to be dispensed, and the identification of the dispensing pharmacist.

(4)            PMC dispensed partially filled Schedule II controlled substances in excess of the total quantity prescribed and for a period that exceeded 60 days from the issue date, both in violation of  21 U.S.C. § 829 (a) and 21 C.F.R. § 1306.13(b).

(5)            PMC dispensed emergency Schedule II controlled substances in violation of 21 U.S.C. § 829 (a) and 21 C.F.R. § 1306.11(d), and such violations included:

(a)	PMC failed to receive an oral authorization of a prescribing individual, as required by U.S.C. § 829 (a) and 21 C.F.R. § 1306.11(d);

(b)
PMC dispensed emergency Schedule II controlled substances and failed to dispense the quantities limited to the amount adequate to treat the patient during the emergency period, as required per 21 U.S.C. § 829 (a) and 21 C.F.R. § 1306.11(d)(1); and

(c)
PMC dispensed emergency Schedule II controlled substances and failed to notify the nearest office of the Administration when the practitioner failed to deliver the written prescription to the pharmacy within 7 days after authorizing an emergency oral prescription, as required per 21 U.S.C. § 829 (a) and 21 C.F.R. § 1306.11(d)(4).

(d)
PMC dispensed emergency Schedule II controlled substances based on the oral authorization by a practitioner and failed to immediately reduce the oral prescription to writing with all of the information required, as required per 21 U.S.C. § 829 (a) and 21 C.F.R. § 1306.11(d)(2).

(6)            PMC dispensed Schedule II controlled substances from emergency kits placed at long-term care facilities and failed to receive an oral authorization of a prescribing individual practitioner, as required per 21 U.S.C. § 829 (a) and 21 C.F.R. § 1306.11(d).

(7)            PMC pharmacists failed to exercise their corresponding responsibility to ensure that controlled substances were dispensed pursuant to prescriptions that were valid under 21 C.F.R. § 1306.05, and as required per 21 U.S.C. § 829 (a) and 21 C.F.R. § 1306.04(a).

(8)            PMC placed Schedule II controlled substances in emergency kits at long-term care facilities and later filed a DEA form 106 acknowledging that some controlled substances were missing.  PMC failed to provide effective controls and procedures to guard against diversion or theft of controlled substances from emergency kits located at long-term care facilities as required per 21 C.F.R. § 1301.71(a).

(9)            PMC dispensed Schedule III-V controlled substances in violation of 21 C.F.R. § 829(b)(c) and 21 C.F.R. § 1306.21(a), and such violations included:

(a)
PMC dispensed Schedule III–V controlled substances pursuant to Physician's Orders faxed by nurses and failed to obtain a paper prescription signed by a practitioner, or a facsimile of a signed paper prescription, or an oral prescription made by an individual practitioner and promptly reduced to writing;

(b)            PMC dispensed Schedule III-V controlled substances in emergency kits at long-term care facilities and failed to obtain a paper prescription signed by a practitioner, or a facsimile of a signed paper prescription, or an oral prescription made by an individual practitioner and promptly reduced to writing, as required per 21 C.F.R. § 829(b)(c) and 21 C.F.R. § 1306.21(a);

(c)            PMC dispensed Schedule III-V controlled substances pursuant to prescriptions with missing essential elements, such as the patient's address, quantity prescribed, dosage form, number of refills, practitioner's name, practitioner's address, practitioner's signature, and DEA registration number, as required per 21 U.S.C. § 829 (b)(c) and 21 C.F.R. § 1306.05(a)

(d)            PMC dispensed Schedule III-V controlled substances pursuant to orders from long term care facilities that did not include the required elements of a prescription, such as the patient's address, quantity prescribed, dosage form, number of refills, practitioner's name, practitioner's address, practitioner's signature, and DEA registration number, as required per 21 U.S.C. § 829 (b)(c) and 21 C.F.R. § 1306.05(a).

(10)            PMC failed to maintain, on a current basis, a complete and accurate record of each substance received, dispensed, or otherwise disposed of by him/her, as required per 21 U.S.C. § 827(a)(3) and 21 C.F.R. § 1304.21(a).

(11)            PMC failed to record on Copy 1 and 2 of DEA Forms 222 the number of commercial containers furnished and the dates on which the containers were shipped to the purchaser, as required per 21 U.S.C. § 828 and 21 U.S.21 C.F.R. § 1305.13(b).

(12)            PMC failed to record on Copy 3 of DEA Forms 222 the number of commercial containers furnished and the dates on which the containers were received by the purchaser, as required per 21 U.S.C. § 828 and 21 C.F.R. § 1305.13(e).

(13)            PMC failed to submit to the Virginia Prescription Monitoring Program all controlled substances dispensed as required per Title 54.1-2521 of the Code of Virginia.

C.            Term of Agreement

The obligations contained in this Agreement shall remain in full force and effect for a period of three (3) years from the effective date of this Agreement.

D.            Obligations of PHARMERICA

(1)            PMC shall dispense Schedule II controlled substances only pursuant to valid prescriptions written, signed, and dated on the day signed, by a practitioner, as required per 21 U.S.C. § 829(a) and 21 C.F.R. § 1306.11(a).

(2)            PMC shall not dispense "refills" of Schedule II controlled substance prescriptions.

(3)            PMC shall not dispense Schedule II controlled substances to a hospice patient pursuant to a faxed prescription that fails to indicate that it was written for a hospice patient.

(4)            In the case of an emergency situation, as defined by 21 C.F.R. § 290.10, PMC shall only dispense a Schedule II controlled substance upon receiving oral authorization of a prescribing individual practitioner, as per 21 U.S.C. § 829(a) and 21 C.F.R. § 1306.11, provided that:

(a)            The quantity prescribed and dispensed is limited to the amount adequate to treat the patient during the emergency period (dispensing beyond the emergency period must be pursuant to a paper or electronic prescription signed by the prescribing individual practitioner);

(b)            The prescription shall be immediately reduced to writing by the pharmacist and shall contain all information required in 21 C.F.R. § 1306.05, except for the signature of the prescribing individual practitioner;

(c)            If the prescribing individual practitioner is not known to the pharmacist, he must make a reasonable effort to determine that the oral authorization came from a registered individual practitioner, which may include a callback to the prescribing individual practitioner using his phone number as listed in the telephone directory and/or other good faith efforts to insure his identity; and

(d)            Within 7 days after authorizing an emergency oral prescription, the prescribing individual practitioner shall cause a written prescription for the emergency quantity prescribed to be delivered to the dispensing pharmacist. In addition to conforming to the requirements of 21 C.F.R. §1306.05, the prescription shall have written on its face "Authorization for Emergency Dispensing," and the date of the oral order. The paper prescription may be delivered to the pharmacist in person or by mail, but if delivered by mail it must be postmarked within the 7-day period. Upon receipt, the dispensing pharmacist must attach this paper prescription to the oral emergency prescription that had earlier been reduced to writing. For electronic prescriptions, the pharmacist must annotate the record of the electronic prescription with the original authorization and date of the oral order. The pharmacist must notify the nearest office of the Drug Enforcement Administration if the prescribing individual practitioner fails to deliver a written prescription to him; failure of the pharmacist to do so shall void the authority conferred by this paragraph to dispense without a written prescription of a prescribing individual practitioner.

(5)            PMC shall not partially fill Schedule II controlled substances without recording on the prescription whether the patient is "terminally ill" or an "LTCF patient."  In addition, for each partial filling dispensed, PMC shall record on the back of the paper prescription (or on another appropriate record, uniformly maintained, and readily retrievable) the date of the partial filling, quantity dispensed, remaining quantity authorized to be dispensed, and the identification of the dispensing pharmacist.  Information pertaining to current Schedule II prescriptions for patients in a LTCF or for patients with a medical diagnosis documenting a terminal illness may be maintained in a computerized system if this system has the capability to permit:

(a)            Output (display or printout) of the original prescription number, date of issue, identification of prescribing individual practitioner, identification of patient, address of the LTCF or address of the hospital or residence of the patient, identification of medication authorized (to include dosage, form, strength and quantity), listing of the partial fillings that have been dispensed under each prescription and the information required in 21 C.F.R. § 1306.13(b).

(b)            Immediate (real time) updating of the prescription record each time a partial filling of the prescription is conducted.

(c)            Retrieval of partially filled Schedule II prescription information is the same as required by 21 C.F.R. § 1306.22(b)(4) and (5) for Schedule III and IV prescription refill information.

(6)            By no later than March 1, 2015, PMC shall implement systems to allow for the recording of partial fillings as a subset of the original prescription number such as .01, .02, .03, etc.  After this date, PMC shall not use a new serial number (prescription number) for each partial filling dispensed under the original prescription number.

(7)            PMC shall not partially fill Schedule II controlled substances in excess of the total quantity prescribed by the practitioner or for a period that exceeds 60 days from the issue date of the prescription.

(8)            PMC shall partially fill Schedule II controlled substances that were prescribed by a practitioner in the case of an emergency, as defined by 21 C.F.R. § 290.10, in compliance with 21 C.F.R. 1306.13.

(9)            PMC shall not fill a Schedule III-V controlled substance prescription that does not conform to the requirements of 21 C.F.R. § 1306.05, including but not limited to obtaining a paper prescription signed by a practitioner; a facsimile of a signed paper prescription; an oral prescription made by an individual practitioner and promptly reduced to writing; or an electronic prescription which meets the requirements of 21 C.F.R. §1306.08.

(10)            PMC shall not knowingly fill an invalid prescription or a prescription that it reasonably believes was issued for other than a legitimate medical purpose or by a practitioner acting outside the usual course of professional practice.

(11)            PMC shall not initiate partially or fully pre-populated templates/forms for a practitioner to sign, as PMC may not be characterized as the prescribing practitioner's agent for purposes of preparing the prescriptions.

(12)            PMC shall implement procedures to verify that the DEA registration number for the issuing prescriber of each controlled substance prescription is a valid, DEA registration number, independent of calling local DEA offices. Such verification shall be performed periodically using the NTIS or similar-reliable third party database where DEA registration changes are recorded. PMC is not precluded from contacting any DEA office to verify the legitimacy of a DEA registration, however, it is understood that the verification of a DEA registration number alone does not fulfill all the obligations of a pharmacist's corresponding responsibility.

(13)            PMC shall direct and train its pharmacists to fill prescriptions in accordance with the terms of this Agreement and that their responsibility under federal law requires them not to fill a prescription that such pharmacist knows or has reason to know was issued for other than a legitimate medical purpose or by a practitioner acting outside the usual course of professional practice.

(14)            PMC shall implement and maintain policies and procedures to ensure that Schedule II-V controlled substances are only dispensed pursuant to valid prescriptions and proper oral authorizations by a prescribing practitioner.

(15)            In connection with PMC's recordkeeping requirements pursuant to 21 C.F.R. § 1306.04, PMC agrees to implement no later than March 1, 2015 and thereafter to maintain records regarding the dispensing of controlled substances in electronic format, in addition to the regularly maintained paper files, including records relating to partial fillings of Schedule II controlled substance prescriptions and refills of Schedule III-V controlled substance prescriptions.  These records shall be made available to DEA Special Agents, Task Force Officers or Diversion Investigators, upon demand, without the need for a warrant or subpoena, provided that the DEA Special Agents, Task Force Officers or Diversion Investigators present appropriate identification.  PMC shall provide electronic reports of dispensing on an ad hoc basis in response to DEA requests within a reasonable time.

(16)            By no later than March 1, 2015 PMC shall implement, and thereafter shall maintain, systems to allow for the maintenance on a current basis of a complete and accurate record of each substance received, dispensed, or otherwise disposed of.

(17)            PMC shall maintain a compliance program in an effort to detect and prevent diversion of controlled substances as required under the CSA and applicable DEA regulations.  This program shall include procedures to identify the common signs associated with the diversion of controlled substances.  The program shall also include the routine and periodic training of all PMC pharmacy employees responsible for dispensing controlled substances on the elements of the compliance program and their responsibilities under the CSA and applicable DEA regulations.

(18)            PMC shall maintain a Department of Compliance which includes employees  with pharmacy-related training and managerial  experience, who shall be trained in relevant diversion-related issues to coordinate compliance efforts related to controlled substances.  The director of the compliance department shall report directly to the Board of Directors and not simultaneously be an employee of PharMerica's legal department, including but not limited to the general counsel.  Within one (1) month of the effective date of this Agreement, PMC will identify the director of the compliance department as a dedicated point of contact (including a name, title, address, telephone number and dedicated email address) for DEA.  The point of contact will be responsible for the implementation of PMC's obligations listed in this Memorandum of Agreement and on-going monitoring of its level of compliance.

(19)            PMC agrees that DEA personnel, during the term of this Memorandum of Agreement, may enter the PMC's registered locations at any time during regular operating hours upon presentation of a Notice of Inspection to verify compliance with this memorandum.

(20)            PMC shall abide by all state specific Prescription Drug Monitoring program regulations, to the extent required under applicable state law, contain the correct valid, and active practitioners DEA Registration number.

(21)            PMC shall abide by all regulations relating to the transfer of original prescription information for controlled substances listed in Schedule III, IV or V, as required by 21 C.F.R. § 1306.25.

(22)            PMC shall abide by all regulations relating to the registration and recordkeeping for Automated Dispensing Systems maintained at Long Term Care Facilities, as required by 21 C.F.R. § 1301.17(c), 1301.27, and 1304.04(a)(2).

(23)            Upon the acquisition of a pharmacy, the newly acquired pharmacy shall adhere to the requirements of the CSA and its implementing regulations prior to dispensing any controlled substance medications and PharMerica shall take measures otherwise to bring the acquired pharmacy into compliance with the non-CSA provisions of this MOA within a reasonable time.

E.	Release by DEA

In consideration of the fulfillment of the obligations of PMC under this Agreement, DEA hereby releases and agrees to refrain from filing any administrative actions against PMC based on the Covered Conduct or similar conduct at any other PMC pharmacy on or before the effective date of this agreement, within DEA's enforcement authority under 21 U.S.C. Sections 823 and 824.  Notwithstanding the release by DEA contained in the Paragraph, DEA reserves the right to seek to admit evidence of the Covered Conduct in any other administrative proceedings.  Further, nothing in this Paragraph shall prohibit any other agency within the Department of Justice, any State attorney general, or any other law enforcement, administrative, or regulatory agency of the United States or any State or political subdivision thereof ("law enforcement agency"), from initiating administrative, civil, or criminal proceedings with respect to the Covered Conduct. DEA shall, as obligated in fulfilling its statutory duties, assist and cooperate with any law enforcement agency that initiates an investigation, action, or proceeding, involving the Covered Conduct. At PMC's request DEA agrees to disclose the terms of this Agreement to any other law enforcement agency and will represent that PMC's compliance with this Agreement adequately addressed the allegations raised in the administrative proceedings by DEA as defined in the Covered Conduct.

F.	Release by PMC

PMC fully and finally releases the United States of America, its agencies, employees, servants, and agents from any claims (including attorney's fees, costs, and expenses of every kind and however denominated) which PMC has asserted, could have asserted, or may assert in the future against the United States of America, its agencies, employees, servants, and agents, related to the Covered Conduct and the United States investigation and prosecution thereof.

G.	Reservation of Claims

Notwithstanding any term of the Agreement, specifically reserved and excluded from the scope and terms of the Agreement as to any entity or person (including PMC) are the following:

a)	Any civil, criminal, or administrative liability arising under Title 26, U.S. Code (Internal Revenue Code);
b)	Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct subject to paragraph 5 of the Agreement;
c)	Any liability based upon such obligations as are created by this Agreement.
IV. MISCELLANEOUS

A.	Binding on Successors

This Agreement is binding on PMC, and its respective successors, heirs, transferees, and assigns.

B.	Costs

Each Party to this Agreement shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

C.	No Additional Releases

This Agreement is intended to be for the benefit of the Parties and the Released Parties only and by this instrument the Parties do not release any claims against any other person or entity other than the Released Parties.

D.	Effect of Agreement

This Agreement constitutes the complete agreement between the Parties.  All material representations, understandings, and promises of the Parties are contained in this Agreement, and each of the Parties expressly agrees and acknowledges that, other than those statements expressly set forth in this Agreement, it is not relying on any statement, whether oral or written, of any person or entity with respect to its entry into this Agreement or to the consummation of the transactions contemplated by this Agreement. Any modifications to this Agreement shall be set forth in writing and signed by all Parties. PMC represents that this Agreement is entered into with advice of counsel and knowledge of the events described herein. PMC further represents that this Agreement is voluntarily entered into in order to avoid litigation, without any degree of duress or compulsion.

By executing this Agreement, Pharmerica waives all rights to seek judicial review or to challenge or contest the validity of any terms or conditions of this Agreement.

E.	Execution of Agreement

This Agreement shall become effective on the date of signing by the last signatory (the "Effective Date") and remain in effect for a period of three (3) years from the Effective Date. DEA agrees to notify PMC immediately when the final signatory has executed this Agreement.

F.	Breach of Agreement

Only material and systemic violations of the provisions of this Agreement may constitute a breach of the Agreement. Parties shall have a reasonable time to cure any such violation.

G.            Effect of Breach

Violation of any material term of this Agreement may result in the immediate suspension of Pharmerica's DEA Certificate of Registration and in an administrative hearing, all pursuant to 21 U.S.C. § 824.  Further, nothing in this Agreement shall be construed as a waiver on the part of the Drug Enforcement Administration of its authority to utilize any other grounds for revocation or denial of a DEA registration.

H.            Disclosure

PMC and DEA may each disclose the existence of this Agreement and information about this Agreement to the public without restriction.

I.	Execution in Counterparts

This Agreement may be executed in counterparts, each of which constitutes an original, and all of which shall constitute one and the same agreement.

J.	Authorizations

The individuals signing this Agreement on behalf of PMC represent and warrant that they are authorized by PMC to execute this Agreement. The individuals signing this Agreement on behalf of DEA represent and warrant that they are signing this Agreement in their official capacity and that they are authorized by DEA to execute this Agreement.

UNITED STATES OF AMERICA

DATED:                        5-14-15                          /s/ Dennis A. Wichern
Dennis A. Wichern
Special Agent in Charge
Chicago Field Division
United States Drug Enforcement Administration

DATED:                    ___5-14-15                          /s/ Karl C. Colder
Karl C. Colder
Special Agent in Charge
Washington Field Division
United States Drug Enforcement Administration

PHARMERICA  CORPORATION

DATED:                        5/11/15                          /s/ Michael R. Manthei
Michael R. Manthei
Jeremy M. Sternberg
HOLLAND & KNIGHT LLP

DATED:                        5/11/15                          /s/ Thomas Caneris
Thomas Caneris
Vice President and General Counsel
PharMerica Corporation